Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-121202
                                                                   333-121202-01
                                                                   333-121202-02
                                                                   333-121202-03
                                                                   333-121202-04

PROSPECTUS SUPPLEMENT
NOVEMBER 30, 2005
(TO PROSPECTUS DATED JANUARY 12, 2005)

                                  $250,000,000

                                   (GPC LOGO)

                          SERIES Z 5.25% SENIOR NOTES
                             DUE DECEMBER 15, 2015
                             ---------------------
     Georgia Power Company will pay interest on the Series Z Senior Notes on June 15 and December 15 of each year, beginning June 15, 2006. The Series Z Senior Notes may be redeemed, in whole or in part, at any time and from time to time, as described under the caption "Description of the Series Z Senior
Notes -- Optional Redemption."

     The Series Z Senior Notes will be unsecured and will rank equally with all of Georgia Power Company's other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all secured debt of Georgia Power Company to the extent of the collateral securing such debt.

     SEE "RISK FACTORS" ON PAGE S-2 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.
                             ---------------------

                                                                PER SENIOR
                                                                   NOTE          TOTAL
Public offering price(1)....................................     99.782%      $249,455,000
Underwriting discount.......................................      0.650%      $  1,625,000
Proceeds, before expenses, to Georgia Power Company(1)......     99.132%      $247,830,000

---------------
(1) Plus accrued interest, if any, from the date of original issuance of the Series Z Senior Notes, which is expected to be December 6, 2005.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The Series Z Senior Notes are expected to be delivered on or about December 6, 2005 through the book-entry facilities of The Depository Trust Company.
                             ---------------------
                          Joint Book-Running Managers

BANC OF AMERICA SECURITIES LLC                                          JPMORGAN
                             ---------------------
THE WILLIAMS CAPITAL GROUP, L.P.
                                       LAZARD CAPITAL MARKETS
                                                                  HSBC

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We are offering to sell the Series Z Senior Notes only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than its respective date.
                             ----------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Risk Factors................................................   S-2
The Company.................................................   S-2
Selected Financial Information..............................   S-2
Use of Proceeds.............................................   S-3
Description of the Series Z Senior Notes....................   S-4
Underwriting................................................   S-8
Experts.....................................................   S-9
                            PROSPECTUS
About this Prospectus.......................................     2
Risk Factors................................................     2
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
Georgia Power Company.......................................     3
Selected Information........................................     4
The Trusts..................................................     4
Accounting Treatment of the Trusts..........................     5
Use of Proceeds.............................................     5
Description of the New Stock................................     5
Description of the Senior Notes.............................     7
Description of the Junior Subordinated Notes................    10
Description of the Preferred Securities.....................    16
Description of the Guarantees...............................    16
Relationship Among the Preferred Securities, the Junior
  Subordinated Notes and the Guarantees.....................    19
Plan of Distribution........................................    20
Legal Matters...............................................    21
Experts.....................................................    21

                                  RISK FACTORS

     Investing in the Series Z Senior Notes involves risk. Please see the risk factors in Georgia Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, along with disclosure related to the risk factors contained in Georgia Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Georgia Power Company or that Georgia Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series Z Senior Notes.

                                  THE COMPANY

     Georgia Power Company (the "Company") is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 57,200 square mile service area comprising most of the State of Georgia.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information for the years ended December 31, 2000 through December 31, 2004 has been derived from the Company's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial information for the nine months ended September 30, 2005 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                     NINE MONTHS
                                                YEAR ENDED DECEMBER 31,                 ENDED
                                       ------------------------------------------   SEPTEMBER 30,
                                        2000     2001     2002     2003     2004       2005(1)
                                       ------   ------   ------   ------   ------   -------------
                                                       (MILLIONS, EXCEPT RATIOS)
Operating Revenues...................  $4,871   $4,966   $4,822   $4,914   $5,371      $5,049
Earnings Before Income Taxes.........     921      974      976      998    1,038       1,050
Net Income After Dividends on
  Preferred Stock....................     559      610      618      631      658         655
Ratio of Earnings to Fixed
  Charges(2).........................    4.14     4.79     5.07     5.01     5.11        5.82

                                                                       CAPITALIZATION
                                                                  AS OF SEPTEMBER 30, 2005
                                                               ------------------------------
                                                                ACTUAL       AS ADJUSTED(3)
                                                               --------    ------------------
                                                               (MILLIONS, EXCEPT PERCENTAGES)
                                                                        (UNAUDITED)
Common Stock Equity.........................................   $ 5,257     $ 5,254      50.4%
Cumulative Preferred Stock..................................        15          15       0.1
Senior Notes................................................     2,175       2,425      23.3
Long-term Debt Payable to Affiliated Trusts.................       969         969       9.3
Other Long-Term Debt........................................     1,755       1,755      16.9
                                                               -------     -------     -----
     Total, excluding amounts due within one year of $523
       million..............................................   $10,171     $10,418     100.0%
                                                               =======     =======     =====

---------------

(1) Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2005 do not necessarily indicate operating results for the entire year.
(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction, and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distribution on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.
(3) Reflects (i) a reduction in equity of $3,000,000 in October 2005 related to the adjustment of certain capital contributions from Southern and (ii) the issuance of the Series Z Senior Notes offered hereby.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series Z Senior Notes will be applied by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $96,500,000 as of November 30, 2005, and for general corporate purposes, including the Company's continuous construction program. The Company's current estimate of construction costs for 2005 is approximately $898,000,000, for 2006 is approximately $1,241,000,000 and for 2007 is approximately $1,448,000,000. The Company's $150,000,000 Series C 5.50% Senior Notes mature on December 1, 2005 and are expected to be paid with the proceeds of additional short-term indebtedness.

                    DESCRIPTION OF THE SERIES Z SENIOR NOTES

     Set forth below is a description of the specific terms of the Series Z 5.25% Senior Notes due December 15, 2015 (the "Series Z Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the "Senior Note Indenture Trustee").

GENERAL

     The Series Z Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series Z Senior Notes will initially be issued in the aggregate principal amount of $250,000,000. The Company may, at any time and without the consent of the holders of the Series Z Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series Z Senior Notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the Series Z Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series Z Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 15, 2015. The Series Z Senior Notes are not subject to any sinking fund provision. The Series Z Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series Z Senior Note will bear interest at the rate of 5.25% per year (the "Securities Rate") from the date of original issuance, payable semiannually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date") to the person in whose name such Series Z Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is June 15, 2006. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series Z Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

     The Series Z Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other existing and future unsecured and unsubordinated obligations of the Company. The Series Z Senior Notes will be subordinated to all existing and future secured debt of the Company to the extent of the collateral securing such debt. Approximately $76,000,000 aggregate principal amount of secured debt was outstanding at September 30, 2005. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

OPTIONAL REDEMPTION

     The Series Z Senior Notes will be subject to redemption at the option of the Company in whole or in part at any time and from time to time upon not less than 30 nor more than 60 days' notice, at redemption prices (each, a "Redemption Price") equal to the greater of (i) 100% of the principal amount of the Series Z Senior Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series Z Senior Notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 15 basis points, plus, for (i) and (ii) above, whichever is applicable, accrued interest on the Series Z Senior Notes to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series Z Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series Z Senior Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City appointed by the Company and reasonably acceptable to the Senior Note Indenture Trustee.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Indenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).

     If notice of redemption is given as aforesaid, the Series Z Senior Notes so to be redeemed will, on the date of redemption, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company has defaulted in the payment of the Redemption Price and accrued interest) interest on such Series Z Senior Notes will cease to accrue. If any Series Z Senior Note called for redemption has not be paid upon surrender thereof for redemption, the principal will, until paid, bear interest from the date of redemption at the Securities Rate. See "Description of the Senior Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series Z Senior Notes by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series Z Senior Notes. The Series Z Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series Z Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series Z Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a

"clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

     Purchases of Series Z Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series Z Senior Notes on DTC's records. The ownership interest of each actual purchaser of each Series Z Senior Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series Z Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series Z Senior Notes, except in the event that use of the book-entry system for the Series Z Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series Z Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series Z Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series Z Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series Z Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Redemption notices will be sent to DTC. If less than all the Series Z Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such Series Z Senior Notes to be redeemed.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the Series Z Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series Z Senior Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct

Participants to whose accounts the Series Z Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series Z Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC, its nominee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series Z Senior Note will not be entitled to receive physical delivery of Series Z Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series Z Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series Z Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series Z Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series Z Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series Z Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company's decision, but will only withdraw beneficial interests from a global Series Z Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series Z Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters severally has agreed to purchase the principal amount of Series Z Senior Notes set forth opposite its name below:

                                                                  PRINCIPAL AMOUNT
                                                                    OF SERIES Z
                            UNDERWRITERS                            SENIOR NOTES
                            ------------                          ----------------
    Banc of America Securities LLC..............................    $104,845,951
    J.P. Morgan Securities Inc. ................................     104,845,951
    The Williams Capital Group, L.P. ...........................      20,281,690
    Lazard Capital Markets, LLC.................................      16,901,408
    HSBC Securities (USA) Inc. .................................       3,125,000
                                                                    ------------
         Total..................................................    $250,000,000
                                                                    ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series Z Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Series Z Senior Notes if any are taken.

     The Underwriters propose initially to offer all or part of the Series Z Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the Series Z Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Series Z Senior Notes. After the initial public offering, the public offering price and other selling terms may be changed.

     The Series Z Senior Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Series Z Senior Notes or the continued liquidity of such market if one develops. It is not anticipated that the Series Z Senior Notes will be listed on any securities exchange.

     The underwriting discount to be paid to the Underwriters by the Company with this offering will be 0.650% per Series Z Senior Note, for a total of $1,625,000. In addition, the Company estimates that it will incur other offering expenses of approximately $305,000.

     In order to facilitate the offering of the Series Z Senior Notes, the Underwriters or their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Series Z Senior Notes. Specifically, the Underwriters or their affiliates may over-allot in connection with this offering, creating short positions in the Series Z Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Series Z Senior Notes, the Underwriters or their affiliates may bid for and purchase Series Z Senior Notes in the open market. Finally, the Underwriters or their affiliates may reclaim any selling concessions allowed to a dealer for distributing Series Z Senior Notes in this offering if the Underwriters or their affiliates repurchase previously distributed Series Z Senior Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series Z Senior Notes above independent market levels. The Underwriters or their affiliates are not required to engage in these activities and may end any of these activities at any time without notice.

     Neither the Company nor any Underwriter makes any representation or prediction as the direction or magnitude of any effect that the transactions described above may have on the price of the Series Z Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

     It is expected that delivery of the Series Z Senior Notes will be made, against payment for the Series Z Senior Notes, on or about December 6, 2005, which will be the fourth business day following the date of pricing of the Series Z Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series Z Senior Notes who wish to trade the Series Z Senior Notes on the date of this Prospectus Supplement will be required, because the Series Z Senior Notes initially will settle within four business days (T+4), to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Series Z Senior Notes who wish to trade on the date of this Prospectus Supplement should consult their own legal advisors.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company or its affiliates.

     Certain of the Underwriters will make the Series Z Senior Notes available for distribution on the Internet through a proprietary Web site and/or third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between such Underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from the Underwriters based on transactions such Underwriters conduct through the system. The Underwriters will make the Series Z Senior Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Lazard Capital Markets, LLC ("Lazard Capital Markets") has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. ("MUS(USA)") pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

                                    EXPERTS

     The Company's financial statements and the related financial statement schedule as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 incorporated by reference in this Prospectus Supplement and the accompanying Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting principle in 2003), which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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                                  $250,000,000

                                   (GPC LOGO)

                          SERIES Z 5.25% SENIOR NOTES
                             DUE DECEMBER 15, 2015

                  -------------------------------------------
                             PROSPECTUS SUPPLEMENT
                               NOVEMBER 30, 2005
                  -------------------------------------------

                          Joint Book-Running Managers
                         BANC OF AMERICA SECURITIES LLC
                                    JPMORGAN
                             ---------------------

                        THE WILLIAMS CAPITAL GROUP, L.P.
                             LAZARD CAPITAL MARKETS
                                      HSBC

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